AGREEMENT

      AGREEMENT, dated as of May 1, 1998, by and between OXiGENE, Inc., a Delaware corporation ("OXiGENE USA"), OXiGENE Europe AB, a company organized under the laws of Sweden and a wholly-owned subsidiary of OXiGENE USA ("OXiGENE Europe" and together with OXiGENE USA, the "Company"), and Claus J. Moller, a resident of Denmark ("Consultant").

      WHEREAS, OXiGENE Europe and Consultant are parties to a letter agreement, dated August 1, 1995, and amended in January 1997 (the "Letter Agreement"), which sets forth the terms and conditions pursuant to which Consultant provides consulting services to the Company;

      WHEREAS, OXiGENE USA and Consultant are parties to an employment agreement, dated as of March 1,1997 (the "Employment Agreement");

      WHEREAS, Consultant has executed a secured revolving credit note (the "Note") in favor of the Company, with an outstanding principal amount of $103,333.00 as of the date hereof; and

      WHEREAS, the Company and Consultant desire to terminate each of the Letter Agreement and the Employment Agreement, and to provide for Consultant to provide advisory and consulting services to the Company on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. Term. The Company hereby engages Consultant to provide the services specified in Section 2 hereof, on the terms and conditions of this Agreement, for a period commencing on the date hereof and ending on April 4, 2000, unless sooner terminated in accordance with the provisions of Section 10 (the "Termination Date"). Each of the Letter Agreement and the Employment Agreement are hereby terminated and shall no longer have any force and effect.

      2. Services. During the term of this Agreement, Consultant shall provide such advisory and consulting services as may be requested by the Company from time to time, including, without limitation, advice and consultation in connection with (a) the Company's clinical trials, (b) the marketing of the Company's products in compliance with applicable government regulations, and (c) cGMP manufacturing of the Company's products. Consultant shall make himself available to render services upon reasonable prior notice from the Company and at such reasonable times and places as the parties hereto shall from time to time mutually agree. In rendering services hereunder, Consultant shall be under the supervision and direction of, and shall report to, the Company's Chief Executive Officer.

      3. Compensation. In consideration of Consultant performing, and of making himself available to perform, the services specified in Section 2 hereof, the Company shall pay Consultant $200,000 per annum, payable in twelve (12) monthly installments of $16,667.00 each as follows (subject to the last sentence of this Section): (a) $10,000.00 payable by wire transfer to Consultant's account on or before the fifth day of each month; and (b) $6,667.00 payable by reducing (x) first, the interest accrued on the Note, and (y) second, the principal amount of the Note from time to time outstanding. Consultant hereby expressly and irrevocably authorizes the Company, prior to the Termination Date and without any further action on the part of Consultant, to satisfy the amounts due and payable from time to time by Consultant to the Company under the Note by reducing and withholding $6,667.00 from the amounts due and payable from time to time by the Company to Consultant under this Agreement. Upon payment of the Note in full, the amount of $16,667.00 shall be payable by wire transfer to Consultant's account on or before the fifth day of each month.

      4. Expenses. Consultant shall be entitled to reimbursement of reasonable travel and other out-of-pocket expenses actually and necessarily incurred in the performance of his duties hereunder, upon submission of written statements and bills in accordance with the then regular procedures of the Company.

      5. Options. Consultant confirms that he holds, as of the date hereof, the following options (collectively, the "Options"): (i) option to purchase, pursuant to OXiGENE USA Amended and Restated Stock incentive Plan, 70,000 shares of common stock, par value $0.01 per share (the "Common Stock"), exercisable at $6.3750 per share, vesting in three (3) equal installments on each of June 21, 1996, 1997 and 1998, which option has been exercised with respect to 46,666 shares of Common Stock, and (ii) option to purchase, pursuant to the OXiGENE USA 1996 Stock Incentive Plan, 100,000 shares of Common Stock, exercisable at $28.8125 per share, vesting in four (4) equal installments on each of April 4, 1998, 1999, 2000 and 2001, none of which has been exercised. The Options shall continue to vest through, and shall not be deemed to expire before, the Termination Date and, to the extent vested on the Termination Date, shall be exercisable in accordance with their respective terms and the terms and conditions of the respective stock incentive plans under which such Options were issued. Any Options that have not vested on the Termination Date shall terminate and expire on the Termination Date. The Company will cause its appropriate officers to take such actions and execute such documents as are necessary to carry out further the intent and purposes of the foregoing.

      6. Intellectual Property Rights. Consultant agrees and acknowledges that any proprietary information discovered or developed in connection with the services performed under this Agreement ("Proprietary Discoveries") shall be the sole property of the Company. Consultant covenants and agrees to execute and deliver to the Company such documentation as the Company may reasonably request in order to vest in the Company the sole and exclusive right and title to the Proprietary Discoveries and to enable the Company to file any patent or other intellectual property applications.

      7. Confidentiality; No Publicity. In connection with this Agreement, the following provisions with respect to confidentiality, announcements and non-disparagement shall apply:

            (a) Consultant acknowledges that, prior to the date hereof, through his status as an executive officer, senior employee and a director of the Company, and, from time to time hereafter, through his status as a consultant to the Company, he has had and will continue to have access to information which is not generally available to the public and which in nature is confidential and proprietary to the Company, including, without limitation, information related to drugs and compounds developed or under development by the Company (collectively, "Confidential Information"). Confidential Information includes not only written information, or copies, abstracts or summaries thereof or references thereto in any other document, but also information transferred orally or by other means. The foregoing notwithstanding, Confidential Information shall not include any knowledge or information that (i) is or becomes available to others, other than as a result of a breach by Consultant of this Section 7,
            (ii) was available to Consultant on a nonconfidential basis prior to its disclosure to Consultant through his status as a director, officer, consultant or employee of the Company or any affiliate, of
            (iii) becomes available to Consultant on a nonconfidential basis from a third party (other than the Company, any affiliate or any of its or their representatives) who is not bound by any confidentiality obligation to the Company or any affiliate.

            (b) Consultant shall keep secret and confidential, and shall not disclose, discuss, reproduce, distribute, or otherwise release any Confidential Information to any third party without the prior written consent of the Company. Consultant agrees to take reasonable precautions to protect the confidential and proprietary nature of all Confidential Information and to prevent its disclosure to third parties. Each person to whom Confidential Information is disclosed in accordance with this Agreement shall be advised of its confidential nature and of the terms of this Section 7 and, prior to receiving and Confidential Information, unless already bound by an obligation of confidentiality to the Company, shall agree in writing to abide by such terms.

            (c) Consultant agrees and acknowledges that (I) all Confidential Information remains the exclusive property of the Company; and (II) the Company reserves all rights with respect to all information relating to the Company's products, including, but not limited to, the right to apply for patents. Upon demand by the Company, Consultant agrees to return all Confidential Information (including copies of any materials that may have been made) immediately to the Company.

            (d) Consultant agrees that the provisions of this Section 7 are fair and reasonable, that money damages would not be a sufficient remedy for any breach by Consultant of this Section 7 and that, in addition to all other remedies, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach.

            (e) Consultant shall not, publicly or privately, discuss with anyone or make any announcement with respect to the subject matter of this Agreement, the Company or its business and affairs, without the express prior written consent of the Company. Without limiting the foregoing, Consultant shall not make any remark disparaging the conduct or character of the Company or any of its directors, officers, employees, affiliates, successors or assigns. The foregoing notwithstanding, in connection with the performance of the services required of him pursuant to this Agreement, Consultant may identify himself as a "Medical Consultant" to the Company. The Company shall not make any remarks disparaging the character and reputation of the Consultant.

      8. Non Competition and Non-Solicitation. Through the end of the Restricted Period (as defined below), Consultant agrees not to compete, directly or indirectly, whether as an employee of, a consultant to, or in any other capacity, any other person or entity, with the Company and the products and compounds under development by the Company, without the Company's prior written consent. From the date hereof through the date that is twelve (12) months following the Termination Date (the "Restricted Period"), neither Consultant nor any Controlled Person (as defined below) shall, directly or indirectly, solicit for employment, employ in any capacity or make an unsolicited recommendation to any other person, any person who is or was, at any time during the six-month period prior to the Restricted Period or during the Restricted Period, an officer, executive or employee of the Company or of any affiliate of the Company. As used in this Agreement, the term "Controlled Person" shall mean any company, partnership, firm or other entity as to which Consultant possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

      9. Independent Contractor. The Company and Consultant agree that the relationship created by this Agreement is and shall be that of an independent contractor and not that of employer and employee, or partners or joint venturers. Consultant is responsible for the payment of any and all taxes, including, without limitation, all personal and business income taxes. Consultant shall indemnify and hold the Company harmless from and against all third-party claims, demands and suits arising out of the performance by Consultant of any services under this Agreement.

      10. Termination. The Company may terminate this Agreement at any time, upon three (3) days prior notice to Consultant, for breach of any provisions of this Agreement by Consultant. In the event the Company terminates this Agreement pursuant to the foregoing sentence prior to November 1, 1998, the Company shall continue to pay Consultant in accordance Section 3 hereof through January 31,1999. Consultant may terminate this Agreement, upon thirty (30) days prior written notice to the Company, for any reason whatsoever.

      11. Non-Assignability. This Agreement is personal in nature and may not be assigned by Consultant. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns.

      12. Notice. All notices and other communications hereunder shall be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows: If to the Company, to it at OXiGENE, Inc., One Copley Place, Suite 602, Boston, MA 02116,
Attn: Dr. Bjorn Nordenvall, with a copy to OXiGENE Europe AB, Blasieholmsgatan 2C, S111 48 Stockholm, Sweden, Attn: Bo Haglund. If to Consultant, to him at Dr. Claus J. Moller, Endrup Byvej 6, 3480 Fredensborg, Denmark.

      13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Massachusetts, without regard to the principles thereof respecting conflicts of law.

      14. Section Headings. The section headings in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

      15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes and replaces any prior agreement or understanding, whether written or oral. No representations and warranties, other than those expressly set forth herein, shall be deemed to have been made. This Agreement may not be amended, modified or supplemented, except by an instrument in writing executed by the Company and Consultant.

      16. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become a binding agreement when one or more counterparts shall have been signed by each of the parties whose signature is provided for below.

      17. Severability. If any of the provisions of this Agreement shall be held by a court of competent jurisdiction to be void or unenforceable, the balance of the provisions of this Agreement shall remain in effect and be enforced so as to give effect as nearly as possible to the intentions of the parties hereto.

      IN WITNESS WHEREOF, each of the parties hereto has executed this Consulting Agreement as of the date first written above.


OXIGENE, INC.                            CONSULTANT

 /s/ Bjorn Nordenvall                    /s/ Claus J. Moller
------------------------                 --------------------
Name: Bjorn Nordenvall                   Claus J. Moller
Title:  CEO

OXIGENE, EUROPE AB

 /s/ Bo Haglund
------------------------
Name: Bo Haglund
Title:  VD


------------------------
Name:
Title:

                          SECURED REVOLVING CREDIT NOTE

$200,000                                                   Boston, Massachusetts
                                                                    April 1,1998

      FOR VALUE RECEIVED, Claus J. Moller, an individual residing at Endrup Byvej 6, 3480 Fredensborg, Denmark ("Borrower"), unconditionally promises to pay to the order of OXiGENE, Inc., a Delaware corporation ("Lender"), at its offices located at One Copley Place, Suite 602, Boston, Massachusetts 02116, or at such other place as may be designated from time to time in writing by Lender, the principal amount of the lesser of (a) TWO HUNDRED THOUSAND DOLLARS ($200,000), and (b) the aggregate principal amount of all Loans (as defined below) made by Lender to Borrower (the "Principal Amount"), with interest thereon from and including the date of this Note to, but excluding, the date this Note is paid in full, calculated in the manner hereinafter set forth, in accordance with the terms and conditions hereof.

      1. As used herein, the following capitalized terms shall have the following meanings:

      "Employment Agreement" shall mean that certain employment agreement, dated as of April 4,1997, as amended and modified as of May 1, 1998, between OXiGENE, Inc. and Claus J. Moller.

      "Loans" shall mean the amounts advanced or provided from time to time by Lender to Borrower and, for the account and on behalf of Borrower, to Salomon Smith Barney, provided such amounts shall not exceed $200,000. Lender is authorized to, and so long as it holds this Note shall, record the date and amount of each Loan and the date and amount of each Principal Amount payment or Principal Amount prepayment on Schedule A attached hereto and made part hereof.

      "Maturity Date" shall mean the date that is three (3) months after the Termination Date.

      "Termination Date" shall have the meaning ascribed to such term in the Employment Agreement.

      2. Subject to Section 6 below, payments on this Note shall be made as follows:

            (i) monthly Principal Amount payments in the amount of $6,667 each, due and payable on the fifth day of each calendar month (each a "Payment Date"), with the first such Principal Amount payment due and payable on May 5, 1998, and the final such Principal Amount payment due and payable on the Maturity Date; and

            (ii) interest on the unpaid balance of the Principal Amount for each day such Principal Amount is outstanding, calculated in the manner hereinafter set forth, due and payable on each Payment Date; and

            (iii) the entire unpaid balance of the Principal Amount remaining unpaid, together with all interest accrued and unpaid thereon, calculated in the manner hereinafter set forth, and all other sums due under this Note, due and payable on the Maturity Date.

      3. Subject to the provisions of this Note hereinafter set forth, the entire Principal Amount of this Note shall bear interest at a fixed rate per annum equal to 5.0%, which rate shall be calculated on the basis of the actual number of days elapsed over a year of 360 days, provided, that any Principal Amount not paid when due (whether on a Payment Date or the Maturity Date, by acceleration or otherwise) shall bear interest for each day overdue, until the date such Principal Amount is paid in full, at a rate per annum (calculated on the basis of the actual number of days elapsed over a year of 360-days) equal to 10.0%. Interest accruing on any Principal Amount not paid when due shall be payable on demand. In no case shall the interest on this Note exceed the maximum amount which Lender may charge or collect under applicable law.

      4. The Principal Amount of this Note may be prepaid in whole or in part, at any time and from time to time, and such prepayment shall be accompanied by payment of accrued interest to, but excluding, the date of prepayment. Any prepayment shall be applied in reduction of the Principal Amount outstanding in direct order of maturity, and shall be without penalty or premium.

      5. All payments under this Note shall be made in lawful money of the United States of America and, except as otherwise set forth in paragraph 6 below, shall be made by certified check or in immediately available funds at Lender's address designated above.

      6. Borrower and Lender are parties to the Employment Agreement. This Note shall be secured by the amounts due and payable from time to time by Lender to Borrower under the Employment Agreement. Borrower hereby expressly and irrevocably authorizes Lender, prior to the Termination Date and without any further action on the part of Borrower, to satisfy the amounts due and payable from time to time by Borrower to Lender under this Note by reducing and withholding $6,667 from the amounts due and payable from time to time by Lender to Borrower under the Employment Agreement. The Principal Amount remaining unpaid on the Termination Date may be set off against or withheld from the severance payments, if any, due and payable by Lender to Borrower pursuant to
Section 6 of the Employment Agreement. This Note shall be further secured by 56,066 shares (the "Shares") of Common Stock, par value $.01 per share, of OXiGENE, Inc., owned by Borrower and pledged by Borrower to Lender as collateral security pursuant to a pledge agreement, dated as of the date of this Note, between Borrower and Lender (the "Pledge Agreement"). Lender acknowledges that Borrower has pledged the Shares to SalomonSmithBarney, and that the security interest hereby granted to Lender is subordinate to that of SalomonSmith Barney.

      7. If any of the following events of default shall occur: (a) Borrower fails to pay any Principal Amount or interest to Lender when due and payable;
(b) Borrower shall breach any representation, warranty or covenant in this Note, the Employment Agreement or the Pledge Agreement, or shall breach in any material respect any representation, warranty or covenant in any other document delivered in connection with this Note or the Pledge Agreement (this Note, the Pledge Agreement and any other document so delivered being a "Facility Document") or in any certificate, opinion or financial or other statement delivered in connection with a Facility Document; (c) Borrower shall fail to pay any other indebtedness in excess of $25,000 when due and payable or if there shall be any default by Borrower thereunder; (d) Borrower shall become insolvent (however evidenced) or shall seek any relief under any bankruptcy or similar law of any jurisdiction (or any person shall seek such relief against Borrower) and any proceeding in connection therewith shall continue without being discharged for a period of sixty (60) days; (e) any Facility Document shall at any time cease to be in full force and effect or its validity or enforceability shall be disputed or contested; or (f) any lien or security interest securing this Note shall cease to create a valid and perfected lien or security interest in the property purported to be subject thereto; THEN, if Lender shall elect by notice to Borrower, the unpaid Principal Amount of this Note, together with interest and any other amounts due hereunder shall become forthwith due and payable; provided, that in the case of an event of default under (d) above, such amounts shall automatically become due and payable without any notice or other action by Lender.

      8. Borrower shall reimburse Lender on demand for all costs, expenses and charges in connection with the enforcement of this Note.

      9. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought. Whenever used, the singular number shall include the plural, the plural the singular, and the words "Borrower" and "Lender" shall include their respective successors, assigns, heirs, executors and administrators. Borrower may not delegate or assign any obligations hereunder without the prior written consent of Lender.

      10. Borrower does, and all others who may become liable for the payment of all or any part of the indebtedness hereunder do, hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, notice of nonpayment, notice of intent to accelerate the maturity hereof and of acceleration. No release of any security, including, without limitation, the Shares (as defined in the Pledge Agreement), for the indebtedness hereunder or any person liable for payment of the indebtedness hereunder, and no extension of time for payment of this Note shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of the undersigned, and any other person or party who may become liable for the payment of all or any part of the indebtedness hereunder.

      11. Borrower represents that (i) he has full power, authority and legal right to execute, deliver and perform his obligations under this Note, the Pledge Agreement and each Facility Document, if any, and (ii) this Note, the Pledge Agreement and each Facility Document, if any, constitutes his valid and binding obligations.

THIS NOTE SHALL BE GOVERNED BY THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS. BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF BOSTON. SERVICE OF PROCESS BY LENDER IN CONNECTION WITH ANY DISPUTE SHALL BE BINDING ON BORROWER IF SENT TO BORROWER BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT THE ADDRESS SPECIFIED ABOVE.



                                        /s/ Claus J. Moller
                                       --------------------------------
                                       Claus J. Moller

                                                   SCHEDULE A TO
                                                   SECURED REVOLVING CREDIT NOTE


                           LOANS AND PAYMENTS OF LOANS



      Date          Principal       Amount of        Unpaid       Notation Made
                 Amount of Loan     Principal       Principal          By
                                     Repaid          Balance
                 ---------------------------------------------------------------
   1998-04-02        60,000                          60,000        Bo Haglund
   1998-04-03                         6,667          53,333        Bo Haglund
   1998-04-06        30,000                          83,333        Bo Haglund
   1998-04-28        20,000                         103,333        Bo Haglund







                 ---------------------------------------------------------------